EXHIBIT 4.1

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE, dated as of January 26, 2007 (this “Third Supplemental Indenture”), is among Greif, Inc. (formerly known as Greif Bros. Corporation), a Delaware corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”), and The Bank of New York Trust Company, N.A., a national banking association, successor in interest to J.P. Morgan Trust Company, National Association (the “Trustee”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of July 31, 2002 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $250.0 million of 8 7/8% Senior Subordinated Notes due 2012 of the Company (the “Securities”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may make certain amendments to the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, the Company distributed an Offer to Purchase and Consent Solicitation Statement dated as of January 11, 2007 (the “Offer to Purchase”), in order to, among other things, make an offer to purchase (the “Offer”) all outstanding Notes upon terms and conditions described in the Offer to Purchase and to solicit consents (the “Consents”) from the Holders to amendments to the Indenture set forth in Article 3 below (the “Amendments”);

WHEREAS, the Company has filed with the Trustee evidence satisfactory to the Trustee that Holders of at least a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their Consents to the Amendments; and

WHEREAS, the execution of this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel and all other covenants and conditions precedent, if any, provided for in the Indenture relating to the execution of this Third Supplemental Indenture have been complied with as of the date hereof with respect to such authorization, and all things necessary to make this Third Supplemental Indenture a valid agreement of the Company, the Subsidiary Guarantors and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Effect

SECTION 2.1 Effect. This Third Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto. Notwithstanding the foregoing, the Amendments shall only become operative when validly tendered Notes representing at least a majority of the then aggregate outstanding principal amounts of the Notes (excluding for such purposes any Notes owned by the Company or any of its Affiliates) are accepted for purchase pursuant to the Offer. If, after the date hereof, either the Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer are not made on the Payment Date (as defined in the Offer to Purchase), the Amendments shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof. The Company shall provide prompt notice to the Trustee if it accepts the Notes for purchase pursuant to the Offer, or if the Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer are not made on the Payment Date (as defined in the Offer to Purchase).

ARTICLE III

Amendments

SECTION 3.1 Amendments to the Indenture. The Indenture is hereby amended as follows:

(i) Sections 4.02, 4.03, 4.04, 4.05, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18 and 4.19 are hereby amended by deleting all such Sections in their entirety and all references thereto contained elsewhere in the Indenture in their entirety and these Sections shall be of no further force and effect and the words “[INTENTIONALLY OMITTED]” shall be inserted, in each case, in place of the deleted text.

(ii) The text of Section 4.07 is hereby amended to read as follows:

“Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.”

(iii) The text of Section 5.01 is hereby amended to read as follows:

“(a) The Company shall not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(i) the Company shall be the Surviving Person, or

(ii) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture, substantially in the form of Exhibit F hereto, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company.

(b) [Intentionally omitted.]”

(iv) The text of Section 5.02 is hereby amended to read as follows:

“The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture, but the predecessor company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes.”

(v) The text of Section 6.01 is hereby amended to read as follows:

“(a) Each of the following is an “Event of Default”:

(i) failure to make the payment of any interest or Special Interest, if any, on the Notes issued under this Indenture when the same becomes due and payable, and such failure continues for a period of 30 days;

(ii) failure to make the payment of any principal of, or premium, if any, on, any of the Notes issued under this Indenture when the same becomes due and payable at their Stated Maturity, upon acceleration, redemption, required repurchase or otherwise;

(iii) failure to comply with Section 5.01;

(iv) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (i), (ii) or (iii)), and such failure continues for 30 consecutive days after written notice is given to the Company as provided in clause (b) below;

(v) [Intentionally omitted.]

(vi) [Intentionally omitted.]

(vii) the Company pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) generally is not paying its debts as they become due;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company in an involuntary case,

(2) appoints a custodian of the Company or for all or substantially all of the property of the Company, or

(3) orders the liquidation of the Company, and

(4) the order or decree remains unstayed an in effect for 60 consecutive days.

(ix) [Intentionally omitted.]

(b) A Default under clause (a)(iv) is not an Event of Default in respect of the Notes until the Trustee or the Holders of not less than 25% in aggregate principal amount of Notes than outstanding notify the Company of the Default, and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a ‘Notice of Default.’”

(vi) The text of Section 8.02 is hereby amended to read as follows:

“Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, the Company shall be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest, including Special Interest, if any, on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02, (c) the rights, powers, trusts, privileges and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) this Article 8. If the Company exercises under Section 8.01 the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.”

(vii) The text of Section 8.04 is hereby amended to read as follows:

“The Legal Defeasance option or Covenant Defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, and interest, or Special Interest, if any, on, the Notes to be defeased to maturity or redemption, as the case may be;

(b) the company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest including Special Interest, if any, when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest, including Special Interest, if any, when due on all the Notes to be defeased to maturity or redemption, as the case may be;

(c) [Intentionally omitted.]

(d) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

(e) [Intentionally omitted.]

(f) [Intentionally omitted.]

(g) [Intentionally omitted.]; and

(h) [Intentionally omitted.].”

ARTICLE IV

Miscellaneous

SECTION 4.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 4.2 Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4.3 Severability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 4.4 Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Third Supplemental Indenture or with respect to the recitals contained herein, or with respect to the Offer to Purchase, the Offer, or the Consents, all of which recitals are made solely by the other parties hereto. The Trustee, subject to the provisions of Section 7.01 of the Indenture, enters into this Third Supplemental Indenture in reliance on an Officer’s Certificate and Opinion of Counsel provided by the Company pursuant to Section 9.07 of the Indenture and makes no independent determination that this Third Supplemental Indenture is authorized or permitted by the Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Third Supplemental Indenture as fully, and with like force and effect, as though fully set forth in full herein. The Company and the Subsidiary Guarantors agree to pay all amounts due to the Trustee under Section 7.07 of the Indenture arising under or in connection with this Third Supplemental Indenture.

SECTION 4.5 Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

SECTION 4.6 Headings. The headings of the Articles and the sections in this Third Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

GREIF, INC.

By	/s/ Donald S. Huml
Name:	Donald S. Huml
Title:	Executive Vice President and CFO

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By	/s/ Lisa J. Jennings
Name:	Lisa J. Jennings
Title:	Vice President

SUBSIDIARY GUARANTORS:

AMERICAN FLANGE & MANUFACTURING CO., INC.

By:	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

CORRCHOICE LLC

By	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

GREIF SERVICES LLC

By:	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

GREIF INDUSTRIAL PACKAGING & SERVICES LLC

By	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

GREIF NEVADA HOLDINGS, INC.

By	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

GREIF PAPER, PACKAGING & SERVICES LLC

By	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

GREIF RIVERVILLE LLC

By	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

GREIF U.S. HOLDINGS, INC.

By:	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

HERITAGE PACKAGING CORPORATION

By	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

OPC LEASING CORP.

By	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

RECORR REALTY CORP.

By	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President

SOTERRA LLC

By:	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	President

TAINER TRANSPORT, INC.

By:	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Senior Vice President